LAIDLAW INTERNATIONAL, INC. ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

Realizes Strong Results

•	EBITDA Increases 10% to $146 Million

•	EPS from Continuing Operations Grows 47% to $0.44 per Common Share

Announces $500 Million Share Purchase Program Funded by $500 Million Term Facility

Promotes Douglas A. Carty to Chief Executive Officer of Laidlaw Education Services

 Updates Fiscal 2006 Guidance

NAPERVILLE, IL, July 6, 2006 — Laidlaw International, Inc. (NYSE: LI) today announced consolidated income from continuing operations for the third quarter ending May 31, 2006, grew 43% to $44 million and earnings per share from continuing operations grew 47% to $0.44 per common share on revenue of $861 million, an increase of 3%.

“I am pleased with our overall performance for the quarter,” said Kevin E. Benson, President and Chief Executive Officer of Laidlaw International, Inc. “The strong performer was clearly Greyhound, which has benefited from the completion of their network overhaul, fare increases and the focus on improving the quality of their service. There has also been a meaningful improvement in Education Services, enabling them to absorb much of the increase in fuel prices with only a moderate reduction in EBITDA margin.”

The increase in revenue for the quarter is largely attributable to the growth of Education Service’s revenue as a result of improved school bus contract rates and volume, and to a lesser extent, from fuel escalation revenue as a result of higher fuel prices. Greyhound’s revenue was relatively flat as aggressive fare increases implemented earlier in the year balanced a 7% reduction in passenger miles operated under Greyhound’s smaller, restructured network. Both segments also benefited from a substantially stronger Canadian dollar.

EBITDA of $146 million was up 10% and EBITDA margin increased one hundred basis points from the prior year primarily as a result of improved profitability at Laidlaw’s Greyhound segment. Higher ticket prices and increased passenger loads, a result of the success of Greyhound’s network transformation, more than offset fuel expense increases and provided for the margin expansion. The Company’s Public Transit segment realized an improvement in EBITDA as a result of good safety and insurance performance during the quarter.

EBITDA is a non-GAAP financial measure representing operating income plus depreciation and amortization. A schedule reconciling EBITDA to income from continuing operations is provided as a supplement to this release.

New Debt and Share Buyback
Laidlaw International also announced that it intends to use the proceeds of a new $500 million debt facility to repurchase $500 million of common stock. In order to execute the new share buyback plan, the Company expects to launch in the coming week a modified “Dutch Auction” tender offer for approximately $400 million of its shares, and to subsequently purchase the balance through open-market transactions. The new debt combined with existing term debt will put gross debt at nearly $800 million and leverage at approximately 1.7x EBITDA, a ratio the Company views as appropriate. To date, Laidlaw International has purchased and retired 2.8 million shares at a cost of $77 million under the previous buyback plan. Upon completion of the new buyback program, the Company will have purchased and retired $577 million of common stock.

“Our actions to increase leverage demonstrate our commitment to enhancing shareholder value and reflect our confidence in the long-term future for Laidlaw,” stated Kevin Benson, President and Chief Executive Officer of Laidlaw International, Inc. “The use of additional leverage to purchase the shares will create a more appropriate capital structure.”

Management Promotions
Kevin E. Benson, President and Chief Executive Officer of Laidlaw International, Inc., also announced changes in responsibilities of certain senior executives. For the past year, he has served as President and Chief Executive Officer of Laidlaw Education Services, the school bus transportation segment, in addition to his other duties. Effective July 11, 2006, Douglas A. Carty will assume the role of President and Chief Executive Officer of Laidlaw Education Services and move from his current position as Executive Vice President, Chief Financial Officer of Laidlaw International, Inc. Jeffrey W. Sanders will be promoted to Vice President, Chief Financial Officer from his current position as Vice President, Corporate Development and Controller, and report directly to Mr. Benson. Jeffery A. McDougle will continue as Vice President, Treasurer, but he will now report to Mr. Benson. The position of Corporate Controller will be filled by John P. Zyck, currently Assistant Corporate Controller to Laidlaw International.

“The past year has been a rewarding one,” said Mr. Benson. “It has provided me with the opportunity to work closely with the senior team at Education Services and to fully understand the many challenges and opportunities in the school transportation industry. It is now time to install a full-time leader for our largest segment and I am delighted that the position can be filled from within the Company. Doug has proved his ability, has worked closely with the senior management of Education Services for the past year and shares my vision for the future. It is a reflection of the strength of the financial team that his responsibilities can be smoothly transitioned to Sanders and McDougle. I will be working closely with all three in the years ahead.”

Outlook
The Company is providing updates to its previous fiscal 2006 guidance.

The Company anticipates that the fiscal 2006 revenue increase will be at the upper end of the 1% to 3% range previously indicated. EBITDA for fiscal 2006 is projected to also be at the higher end of the $440 to $470 million range indicated in earlier financial releases. Laidlaw anticipates it will realize a one-time gain in EBITDA of approximately $9 million resulting from hurricane related insurance claims during its fourth fiscal quarter.

Earnings per share from continuing operations is expected to range from $1.30 to $1.50 per share for fiscal 2006.

As a result of a successful bid season, some movement of fiscal 2007 capital purchases into fiscal 2006 and replacement of vehicles damaged in last year’s hurricanes, capital expenditures are anticipated to be approximately $300 million.

Dividend Declared
Additionally, the Board of Directors declared a dividend payable of $0.15 per share to the owners of Laidlaw International’s common stock. Stockholders of record as of August 4, 2006 will be paid the dividend on August 25, 2006.

Balance Sheet
As of May 31, 2006, the Company had cash and cash equivalents of $212 million and debt outstanding of $296 million. Net capital expenditures for the nine month period were $200 million, as compared to $109 million for the prior year and reflect increased spending at both Education Services and Greyhound. At quarter end, Laidlaw International had approximately 97.7 million shares of common stock outstanding.

The company will hold a conference call hosted by senior management to discuss the financial results on Friday, July 7, 2006 at 10:00 a.m. (eastern time). A web cast of the conference call will be accessible at Laidlaw International’s website www.laidlaw.com.

To participate in the call, please dial:

877-715-5317 – (US and Canada)

973-582-2830 – (International)

A replay will be available immediately after the conference call through August 7, 2006. To access the replay, dial 877-519-4471 (U.S and Canada) or 973-341-3080 (International); access code: 7487325. Additionally, the web cast will be archived on the company’s website.

Certain statements contained in this press release, including statements regarding the status of future operating results and market opportunities and other statements that are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of terminology such as: believe, hope, may, anticipate, should, intend, plan, will, expect, estimate, continue, project, positioned, strategy and similar expressions. Such statements involve certain risks, uncertainties and assumptions that include, but are not limited to,

•	Economic and other market factors, including competitive pressures and changes in pricing policies;

•	The ability to implement initiatives designed to increase operating efficiencies or improve results;

•	Costs and risks associated with litigation;

•	Changes in interpretations of existing, or the adoption of new, legislation, regulations or other laws;

- - - -	The potential for rising labor costs and actions taken by organized labor unions;
Continued increases in prices of fuel and potential shortages;
Control of costs related to accident and other risk management claims;
Terrorism and other acts of violence;

•	The ability to produce sufficient future taxable income to allow us to recover our deferred tax assets;

•	The ability to repurchase the Company’s common stock;

•	The ability to complete the Tender offer and implement changes to our debt structure;

•	Potential changes in the mix of businesses we operate; and

•	The inability to earn sufficient returns on pension plan assets thus requiring increased funding.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. In light of these risks and uncertainties you are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures the Company makes on related subjects as may be detailed in the Company’s other filings made from time to time with the Securities and Exchange Commission.

Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport services and a leading supplier of public transit services. The company’s businesses operate under the brands: Laidlaw Education Services, Greyhound Lines, Greyhound Canada and Laidlaw Transit. The company’s shares trade on the New York Stock Exchange (NYSE: LI). For more information on Laidlaw International, visit the website: www.laidlaw.com.

Contact:
Sarah Lewensohn
Director, Investor Relations
(630) 848-3120

###

LAIDLAW INTERNATIONAL, INC.
Consolidated Statements of Operations
( $ in millions except per share amounts )
(unaudited)

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2006	2005	2006	2005
Revenue	$860.7	$836.1	$2,496.5	$2,413.5
Compensation expense	420.2	413.2	1,222.9	1,206.9
Vehicle related costs	61.3	64.5	186.2	191.6
Fuel	68.7	54.8	194.3	153.7
Insurance and accident claim costs	46.7	47.6	128.3	137.8
Occupancy costs	40.9	39.3	121.5	116.4
Depreciation and amortization	62.1	70.6	177.8	203.8
Other operating expenses	77.3	84.1	220.0	231.3

Operation income	83.5	62.0	245.5	172.0
Interest expense	(5.4)	(20.0)	(16.3)	(59.1)
Other income, net	1.9	4.5	5.7	9.5

Income from continuing
operations before income taxes	80.0	46.5	234.9	122.4
Income tax expense	(36.5)	(16.1)	(95.6)	(46.5)

Income from continuing operations	43.5	30.4	139.3	75.9
Loss from discontinued operations	(9.4)	(1.0)	(12.9)	220.1

Net income	$34.1	$29.4	$126.4	$296.0

Basic earnings (loss) per share
Continuing operations	$0.44	$0.30	$1.40	$0.76
Discontinued operations	(0.09)	(0.01)	(0.13)	2.20

Net income	$0.35	$0.29	$1.27	$2.96

Diluted earnings (loss) per share
Continuing operations	$0.44	$0.30	$1.40	$0.74
Discontinued operations	(0.09)	(0.01)	(0.13)	2.14

Net income	$0.35	$0.29	$1.27	$2.88

Dividends per share	$0.15	$—	$0.45	$—
Average shares outstanding	97.8	100.2	99.3	100.1
Effect of dilutive securities	0.5	0.3	0.4	2.7

Average diluted shares outstanding	98.3	100.5	99.7	102.8

LAIDLAW INTERNATIONAL, INC.
Operating Highlights
( $ in millions )
(unaudited)

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2006	2005	2006	2005
Revenue
Education services	$483.7	$464.0	$1,367.9	$1,321.0
Greyhound	297.9	294.5	896.3	864.0
Public transit	79.1	77.6	232.3	228.5
Consolidated	$860.7	$836.1	$2,496.5	$2,413.5

EBITDA
Education services	$117.7	$119.0	$325.0	$317.1
Greyhound	22.9	9.6	84.1	46.5
Public transit	5.0	4.0	14.2	12.2
Consolidated	$145.6	$132.6	$423.3	$375.8

EBITDA Margins
Education services	24.3%	25.6%	23.8%	24.0%
Greyhound	7.7%	3.3%	9.4%	5.4%
Public transit	6.3%	5.2%	6.1%	5.3%
Consolidated	16.9%	15.9%	17.0%	15.6%
Net Capital Expenditures			$199.5	$109.0

EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the company believes it provides useful information regarding its ability to service or incur debt. EBITDA is not calculated the same way by all companies. We define EBITDA as operating income plus depreciation and amortization. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles (“GAAP”) and is not indicative of operating income or cash flow from operations as determined under GAAP.

LAIDLAW INTERNATIONAL, INC.
Reconciliation of Non-GAAP Financial Measures
( $ in millions )
(unaudited)

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2006	2005	2006	2005
EBITDA	$145.6	$132.6	$423.3	$375.8
Depreciation and amortization	(62.1)	(70.6)	(177.8)	(203.8)
Interest expense	(5.4)	(20.0)	(16.3)	(59.1)
Other income, net	1.9	4.5	5.7	9.5
Income tax expense	(36.5)	(16.1)	(95.6)	(46.5)

Income from continuing operations	$43.5	$30.4	$139.3	$75.9

EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the company believes it provides useful information regarding its ability to service or incur debt. EBITDA is not calculated the same way by all companies. We define EBITDA as operating income plus depreciation and amortization. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles (“GAAP”) and is not indicative of operating income or cash flow from operations as determined under GAAP.